LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) dated as of ______, 2010, is entered into among China Ceramics Co., Ltd., a British Virgin Islands company (“Company”) and ________________ (the “Securityholder”).

WITNESSETH:

WHEREAS, the Company intends to make an offer (the “Exchange Offer”) to the holders of the Company’s public warrants (each, a “Warrant”) for common shares of the Company (“Common Shares”);

WHEREAS, as of the date hereof, the Securityholder beneficially owns the number of Warrants listed on the signature page hereto (the “Securities”);

WHEREAS, the Company desires to enter into this Agreement in connection with its efforts to consummate the Exchange Offer, and in consideration of the value of Common Shares to be delivered to the Securityholder pursuant to the Exchange Offer, the Securityholder has agreed to enter into this Agreement; and

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants

1.1 Lock-Up. Subject to Section 1.2, the Securityholder hereby covenants and agrees that during the term of this Agreement, the Securityholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner, any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling the Securityholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Securityholder may transfer any or all of the Securities as follows: (i) in the case of the Securityholder that is an entity, to any subsidiary, partner, or member of the Securityholder, and (ii) in the case of an individual Securityholder, to the Securityholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person or entity to which any of such Securities or any interest in any of such Securities is or may be transferred executes and delivers a letter to the Company in the form described in, and otherwise complies with, the provisions of subsection 6.4 of this Agreement.

1.2 Tender of Securities.

(a) The Securityholder agrees to tender the Securities to the Company in the Exchange Offer as soon as practicable following the commencement of the Exchange Offer, and in any event not later than ten (10) business days following the commencement of the Exchange Offer, and so long as the Exchange Offer substantially conforms with the terms of the Exchange Offer Documents (as defined below and as they may be amended with the consent of the Securityholder as provided herein), the Securityholder shall not withdraw any Securities so tendered unless the Exchange Offer is terminated or has expired. Subject to the terms and conditions of the Exchange Offer, the Company hereby agrees to accept the Securities so tendered and to issue to the Securityholder _______ Common Shares for each Warrant so tendered.

(b) The Securityholder further agrees that when it tenders its Securities pursuant to paragraph (a) of this Section 1.2, it will promptly deliver to the Company at the address set forth in Section 6.9 of this Agreement, copies of all tender documents (whether such tender is effected by execution of a Letter of Transmittal or via instructions to a broker-dealer) together with proof of delivery of such tender documents to the exchange agent, such that the Company may verify and track the tender of the Securities.

1.3 Public Announcement. The Securityholder shall consult with the Company before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the Company, except as may be required by law.

1.4 Disclosure. The Securityholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (“the “SEC”) and in the offer documents relating to the Exchange Offer (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement; provided, however, that the Company shall (i) afford the Securityholder a reasonable opportunity to review such public disclosures of its identity and ownership and (ii) make any modifications or revisions thereto reasonably requested by the Securityholder. The Company hereby authorizes the Securityholder to make such disclosure or filings as may be required by the SEC.

1.5 Restriction on changes to terms of Exchange Offer. The conditions to the Exchange Offer shall be substantially as set forth on Exhibit A. The Company shall not waive any of the conditions or otherwise modify any material terms or conditions of the Exchange Offer without the prior written consent of the Securityholder.

2. Representations and Warranties of Securityholder. The Securityholder, severally and not jointly, hereby represents and warrants to the Company, as of the date hereof and as of the date the Company accepts tenders of Warrants pursuant to the Exchange Offer, that:

2.1 Ownership. The Securityholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (collectively, “Liens”). At the time that the Company accepts tenders of Warrants pursuant to the Exchange Offer, the Securityholder shall have transferred and conveyed to the Company or its designee good and marketable title to the Securities, free and clear of all Liens created by or arising through the Securityholder.

2.2 Authorization. The Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sufficient voting power and sufficient power of disposition with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. The Securityholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any material contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Securityholder, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on the Securityholder's ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Securities. The Securityholder has not previously assigned or sold any of the Securities to any third party.

2.4 The Securityholder Has Adequate Information. The Securityholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities. The Securityholder acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and in the Exchange Offer Documents (as defined below).

2.5 No Setoff. No Securityholder has any liability or obligation related to or in connection with the Securities other than the obligations to the Company as set forth in this Agreement.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Securityholder, as of the date hereof and as of the date that the Company accepts tenders of Trust Securities pursuant to the Exchange Offer, that:

3.1 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Exchange Offer and the transactions contemplated thereby have been duly authorized by the Company’s Board of Directors, the Company has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

3.2 No Violation. Neither the execution and delivery of this Agreement by the Securityholder nor the consummation by the Securityholder of the transactions contemplated hereby will (i) violate any provision of the Company’s organizational documents; or (ii) violate, or cause a breach of or default under, any material contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Company, except for such violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect. A “Material Adverse Effect” shall mean any change, event, occurrence, effect or state of facts that, individually, or aggregated with other such matters, is materially adverse to, or otherwise could reasonably be expected to materially adversely affect, the business, assets (including intangible assets), properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement.

3.3 Company SEC Documents. Since January 1, 2010, the Company has filed with the SEC all Company SEC Documents. “Company SEC Documents” means all forms, reports, schedules, statements and other documents, as supplemented and amended since the time of filing through the date hereof, required to be filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act. The Company’s Exchange Offer documents to be filed with the SEC (as the same may be amended as provided herein, the “Exchange Offer Documents”), when filed (and on the dates of any amending or superseding filing) (a) taken as a whole will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) will comply in all material respects with the applicable requirements of the Exchange Act.

3.4 No Material Adverse Effect. There has not occurred or become known to the Company any event, development or circumstance since January 1, 2010 that (i) has caused or could reasonably be expected to cause a Material Adverse Effect, or (ii) has or could reasonably be expected to have a material adverse effect on the Company’s ability to consummate the Exchange Offer that, in the case of clause (i) only, has not been disclosed in the Company SEC Documents, the Exchange Offer Documents or disclosed in writing to the Securityholder prior to the date hereof.

3.5 No Governmental Filings, etc. Except as required by the Exchange Act and the rules and regulations promulgated by the SEC thereunder, the execution, delivery and performance by the Company of this Agreement, the Exchange Offer and the transactions contemplated thereby do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body.

3.6 Issuance under Section 3(a)(9). The issuance of the Common Shares in the Exchange Offer will be exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof. No commissions or other remuneration has been or will be paid directly or indirectly for soliciting the exchange pursuant to the Exchange Offer.

3.7 Issuance of Common Shares. Upon issuance pursuant to the Exchange Offer, the Common Shares issued to the Securityholder shall be duly authorized, validly issued, fully paid and nonassessable shares of capital stock of the Company.

4. Survival of Representations and Warranties. The respective representations and warranties of the Securityholder and the Company contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

5. Specific Performance. The Securityholder acknowledges that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Securityholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Company upon the breach by the Securityholder of such covenants and agreements, the Company shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1 Term. This Agreement shall terminate upon the earliest of (i) the consummation or earlier termination by the Company of the Exchange Offer, (ii) the date that is ten business days after the date hereof, if the Company has not launched the Exchange Offer by such date, (iii) the date that is 90 calendar days after the date hereof, if the Exchange Offer has not been consummated by such date, (iv) the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving the Company or any of its subsidiaries or (v) the commencement of a proceeding by any court or regulatory authority having jurisdiction over the Company seeking to enjoin, restrict, modify or prohibit the Exchange Offer (the “Termination Date”). At the Termination Date, this Agreement shall thereupon become void and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date.

6.2 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.4 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter, other than prior agreements and understandings set forth in any confidentiality agreements entered into between the Company and the Securityholder. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

6.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Except as provided in Section 1.1, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Company may freely assign its rights to a direct or indirect wholly owned subsidiary of the Company without such prior written approval but no such assignment shall relieve the Company of any of its obligations hereunder. Any purported assignment without such consent shall be void.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

6.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

6.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

6.10 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.11 Further Assurances. From time to time at or after the date accepted tendered Securities pursuant to the Exchange Offer, at the Company’s request and without further consideration, the Securityholder shall execute and deliver to the Company such documents and take such action as the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Company good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

6.12 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.13 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the Company and the Securityholder have caused this Agreement to be duly executed as of the day and year first above written.

CHINA CERAMICS CO., LTD.

By: ___________________________
Name:
Title:

[SECURITY HOLDER]

By: ___________________________
Name:
Title:

Number of Warrants: _________________

EXHIBIT A

Conditions of the Exchange Offer

The Exchange Offer is conditioned upon the following:

•
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Exchange Offer or the exchange of Trust Securities for Common Shares under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Exchange Offer or the exchange of Trust Securities for Common Shares under the Exchange Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Trust Securities for Common Shares under the Exchange Offer;

•	there shall not have occurred:

o	any general suspension of or limitation on trading in securities on the over-the-counter market, whether or not mandatory,

o	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

o	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or

o	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and

•	40% of the Warrants being tendered in the Exchange Offer.

Subject to the terms of the Lock-up Agreement, the Company may, in its sole and reasonable discretion, waive any of the conditions to the Exchange Offer prior to expiration of the Exchange Offer. The conditions to the Exchange Offer are for the sole benefit of the Company, and may be waived at any time prior to expiration of the exchange offer for any reason. Failure by the Company to exercise any of its rights will not be a waiver of those rights. If the Company waives a material condition to the Exchange Offer, it will notify holders of securities of such waiver and hold the offer open for acceptances and withdrawals for at least five business days after the notification of the waiver of such condition.